                                                                    Exhibit k(3)








                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT

                                     between

                       SCUDDER WEISEL CAPITAL SERVICES LLC

                                       and

                             KEMPER SERVICE COMPANY



                             AS OF JANUARY 22, 2001

                    SUB-TRANSFER AGENCY AND SERVICE AGREEMENT


AGREEMENT made as of the 22nd day of January, 2001, by and between SCUDDER WEISEL CAPITAL SERVICES LLC (the "Transfer Agent"), a Delaware limited liability company having its principal office and place of business at 5375 Mira Sorrento Place, Suite 700, San Diego, California 92121, and KEMPER SERVICE COMPANY ("KSvC"), a Delaware corporation having its principal office and place of business at 811 Main Street, Kansas City, Missouri 64105.

WHEREAS, the Transfer Agent has been appointed as transfer agent and dividend disbursing agent by each investment company listed in APPENDIX A hereto (the "Funds), each of which is an investment company registered under the Investment Company Act of 1940 (the "1940 Act") advised by Scudder Weisel Capital LLC, pursuant to a Transfer Agency and Service Agreement with each Fund (in each case, the "Transfer Agency Agreement"), and the Transfer Agent has accepted each such appointment;

WHEREAS, the Transfer Agency Agreement permits the Transfer Agent to delegate the performance of certain services thereunder at its discretion; and

WHEREAS, the Transfer Agent desires to appoint KSvC as its agent for the limited purposes described herein and to engage KSvC to provide the transfer agency and other services described in APPENDIX B hereto and elsewhere herein (the "Sub-Transfer Agency Services"), and KSvC desires to accept such appointment and such engagement and to provide the Sub-Transfer Agency Services to the Transfer Agent;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:


1.   DUTIES OF KSvC; APPOINTMENT AS AGENT

1.1. Sub-Transfer Agency Services. Subject to the terms and conditions set forth in this Agreement, (a) the Transfer Agent hereby engages KSvC to provide, and KSvC agrees to provide, and (b) the Transfer Agent hereby appoints KSvC as, and KSvC accepts such appointment and agrees to act as, sub-transfer agent for the purpose of providing, the Sub-Transfer Agency Services.

1.2. Policies and Procedures. The Transfer Agent may establish, by notice to KSvC that KSvC considers reasonable in the circumstances, certain policies and procedures, reasonably acceptable to KSvC, that shall govern the provision of the Sub-Transfer Agency Services hereunder. The Transfer Agent may redesign or modify such policies and procedures from time to time, by notice to KSvC that KSvC considers reasonable in the circumstances, in order to accommodate technology changes or otherwise to improve efficiencies or service levels. Such policies and procedures and modifications thereof shall be subject to the consent of KSvC, such consent not to be unreasonably withheld or delayed. To the extent that such policies and procedures or modifications thereof increase KSvC's costs hereunder, KSvC may so notify the Transfer Agent and the fees for the affected services shall be increased as agreed upon by the parties prior to the implementation of such changes. KSvC shall provide the Sub-Transfer Agency Services hereunder in accordance with such policies and procedures or with the authorized written instructions of the Transfer Agent.

1.3. Changes to Ensure Compliance. At the reasonable written request of the Transfer Agent, KSvC shall make such changes in its services or procedures hereunder as may be necessary to ensure compliance with laws and regulations. To the extent that such changes increase KSvC's costs hereunder, KSvC may so notify the Transfer Agent and the fees for the affected services shall be increased as agreed upon by the parties prior to the implementation of such changes.

1.4. New Accounts. Upon receipt of a purchase order from an investor who is not then a shareholder or, where appropriate, from a broker or other representative for such a shareholder, accompanied by sufficient information to enable KSvC to establish a new shareholder account, then, subject to Section 1.6 hereof, KSvC shall establish a new account for such investor and shall credit such account according to such purchase order.

1.5. Suspensions of Sales of Shares. KSvC shall not be required to cause the issuance of shares of any Fund after it has received a notice from the Transfer Agent or any appropriate authority that such Fund has suspended the sale of shares.

1.6. Restrictions on Shareholders and Transactions. The parties acknowledge that certain Funds (the "Restricted Funds") may not be registered under the Securities Act of 1933 (the "1933 Act") or otherwise may be subject to restrictions as to purchases or transfers. KSvC shall assist the Transfer Agent in ensuring that such restrictions are observed as follows:

     (a) For orders received by KSvC other than through the Fund/SERV System operated by the National Securities Clearing Corporation (the "NSCC")--

          (i) KSvC shall not establish a new account for an investor to invest in a Restricted Fund unless such investor has provided to KSvC a fully completed account application, the form of which will be provided to KSvC by the Transfer Agent, certifying that such investor satisfies the investor qualifications set forth therein;

          (ii) KSvC shall not accept a purchase order for shares of a Restricted Fund from a broker or other investor representative unless the Transfer Agent has designated such broker or representative as authorized to purchase shares of such Restricted Fund in a notice to KSvC; and

          (iii) KSvC shall not accept a transfer order for shares of a Restricted Fund until it obtains instructions from the Transfer Agent.

     (b) For orders received by KSvC through the Fund/SERV System operated by NSCC, it shall be the responsibility of the Transfer Agent to ensure that brokers transmitting such orders comply with appropriate restrictions as to purchases or transfers. The parties acknowledge that when KSvC receives orders through such Fund/SERV System, KSvC typically will not be aware of the identity of a broker's customer, nor will it have received an account application.


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


KSvC shall not be responsible for determining the accuracy or veracity of any fact stated or representation made by an investor in opening an account, nor for determining the validity of any signature on an account application.

1.7. Recordkeeping. KSvC shall keep adequate records relating to the Sub-Transfer Agency Services provided hereunder, as required by applicable law and in a manner reasonably acceptable to the Transfer Agent, consistent with good industry practice. All such records prepared or maintained by KSvC relating to the Sub-Transfer Agency Services provided hereunder shall be the property of the Transfer Agent or, to the extent required under the 1940 Act and rules thereunder, of each Fund. Such records shall be preserved and maintained and shall be made available to or surrendered to the Transfer Agent and to each Fund on request in accordance with the provisions of the 1940 Act and such rules and in accordance with the requirements of other applicable laws and rules. Records surrendered hereunder shall be in machine readable form in a format consistent with good industry practice. This provision shall survive termination of this Agreement.

1.8. Demand Deposit and Other Bank Accounts. KSvC shall establish and manage demand deposit accounts and other bank accounts on behalf of and as agent of the Funds in connection with KSvC's provision of the Sub-Transfer Agency Services hereunder. The Transfer Agent hereby grants KSvC, on behalf of the Funds, revocable access to, control of, and authority over such demand deposit accounts and other bank accounts and, upon KSvC's request, the Transfer Agent shall provide reasonable evidence of KSvC's authority to manage such accounts, including its authority to cause and effect deposits, withdrawals, and transfers from, to and among such accounts. The Transfer Agent shall not cause or effect, nor shall it authorize any other party to cause or effect, any withdrawals, deposits or transfers in such accounts without prior notice to KSvC. KSvC shall be accountable to the Transfer Agent for any loss of funds from such accounts so long as such accounts are within the control of KSvC.

1.9. Document Safekeeping. KSvC shall establish and maintain facilities and procedures, as required by applicable laws and consistent with good industry practice, for the preparation, use and safekeeping of stock certificates, check forms and facsimile signature imprinting devices, if any; investment checks, checks payable by the Funds and other negotiable and bearer instruments and things of value.

1.10. Processing of Investment Checks. KSvC shall receive investment checks from Fund shareholders and prospective shareholders and from the Transfer Agent and shall process such checks. In the event of the return unpaid of any investment check processed by KSvC, KSvC shall notify the Transfer Agent of such return promptly and shall place a stop transfer order against all shares issued as a result of such investment check.

1.11. Lost Shareholder Searching and Reporting. KSvC shall provide such services as are necessary to comply with the lost shareholder rules of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act") and with the abandoned property reporting requirements of each state.

1.12. Additional Services. KSvC shall provide such additional services to the Transfer Agent, at such fees, as the parties may agree upon from time to time.

1.13. Responsibilities of Others . The parties acknowledge that KSvC's responsibilities hereunder do not include the following (which shall be the Transfer Agent's responsibilities):

     (a) ensuring that each shareholder is qualified to purchase the shares of any Fund, except to the extent provided in Section 1.6 hereof;

     (b) ensuring that purchase, sale or redemption orders are effected lawfully under federal and state securities laws, that the shares of any Fund are not restricted, and that the shares of any Fund are transferred only to persons qualified to purchase such shares, except to the extent provided in Section 1.6 hereof;

     (c)  handling shareholder telephone inquiries;

     (d)  handling broker's representative telephone inquiries; and

     (e) entering transactions effected on behalf of clients of Scudder Weisel Capital, LLC, through U.S. Clearing Corporation.

1.14. Series of Funds. In the event that any Fund establishes one or more series of Shares, the term "Funds" herein shall include such series as if a separate Fund and all recordkeeping and reporting shall be done separately for each series.


2.   FEES AND EXPENSES

2.1. Fees. In consideration of KSvC's provision of the Sub-Transfer Agency Services hereunder, the Transfer Agent shall pay to KSvC the fees described in APPENDIX C hereto.

2.2. Reimbursable Expenses. The Transfer Agent shall reimburse KSvC for its reasonable out-of-pocket expenses incurred in the provision of the Sub-Transfer Agency Services hereunder. Reimbursable expenses shall not include any allocation of overhead or other fixed costs. In addition, the Transfer Agent shall reimburse KSvC for its reasonable out-of-pocket expenses incurred in the provision of any other services performed at the request of the Transfer Agent. KSvC shall keep track of such expenses and shall prepare an itemized statement of such expenses to be included with each invoice hereunder.

2.3. Invoices. The Transfer Agent shall make payments to KSvC for fees and expense reimbursements within thirty (30) days of receipt of each invoice therefor, except for any fees or expense reimbursements subject to good faith dispute. The Transfer Agent shall notify KSvC within fifteen (15) days of receipt of any invoice if the Transfer Agent intends to dispute any portion of the fees or expense reimbursements invoiced, such notification to identify the amounts being disputed and to explain the dispute. The parties shall work diligently together to resolve all such disputes promptly. If the Transfer Agent does not notify KSvC of any disputed portion of the fees or expense reimbursements on any invoice within fifteen (15) days of receipt thereof, such invoice shall be final.


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2.4. Postage Expenses. The Transfer Agent shall advance to KSvC immediately upon request all postage expenses reasonably anticipated by KSvC for any future period of not more than thirty (30) days.

2.5. DST TA-2000 System Expenses. KSvC shall arrange for fees and charges related to the use of the DST TA-2000 System in connection with the provision of the Sub-Transfer Agency Services hereunder to be billed directly to the Transfer Agent.


3.   REPRESENTATIONS AND WARRANTIES OF KSvC

     KSvC represents and warrants to the Transfer Agent that:

     (a) It is a corporation duly organized and existing and in good standing under the laws of the State of Delaware.

     (b) It is duly qualified to carry on its business in each jurisdiction where it carries on its business.

     (c) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     (e) It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement. It carries and will continue to carry general liability, errors and omissions, fidelity bond and other policies of insurance that are reasonable and customary for a transfer agent in the light of its duties hereunder.

     (f) It is and will continue to be duly registered as a transfer agent under Section 17A of the 1934 Act.


4.   REPRESENTATIONS AND WARRANTIES OF THE TRANSFER AGENT

     The Transfer Agent represents and warrants to KSvC that:

     (a) It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware.

     (b) It is duly qualified to carry on its business in each jurisdiction where it carries on its business.

     (c) It is empowered under applicable laws and by its Charter and By-Laws to enter into and perform this Agreement.

     (d) All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

     (e) Each Fund is an investment company registered under the 1940 Act. Each Fund is as characterized in APPENDIX A hereto. A registration statement under the 1933 Act is currently effective for each Fund for which such registration is required and appropriate state securities law filings have been made, to the extent necessary, with respect to all shares of each Fund being offered for sale at any time.

     (f) It is and will continue to be duly registered as a transfer agent under Section 17A of the 1934 Act.

     (g) It has been appointed as transfer agent and dividend disbursing agent by each Fund pursuant to a Transfer Agency Agreement with each Fund, and it has accepted each such appointment, and under the provisions of each Transfer Agency Agreement it may delegate the performance of the Sub-Transfer Agency Services at its discretion and may appoint a sub-transfer agent for each Fund.


5.   DST SUPPORT

     KSvC shall be responsible for management of the relationship with DST Inc. on behalf of the Transfer Agent, as such relationship affects the provision of the Sub-Transfer Agency Services hereunder.


6.   INSPECTIONS OF KSvC

     Upon reasonable notice, KSvC shall make available during regular business hours its facilities and premises employed in the provision of the Sub-Transfer Agency Services hereunder for reasonable inspection by representatives of the Transfer Agent for the sole purpose of evaluating such services.


7.   CONFIDENTIALITY AND PROPRIETARY INFORMATION

7.1. All books, records, information and data pertaining to the business of the other party that are exchanged or received in connection with this Agreement, unless publicly available, shall be kept confidential and shall not be voluntarily disclosed to any other person, except as may be required hereunder or by law or court order. The provisions of this Article shall survive termination of this Agreement for three (3) years, except that KSvC shall keep the names of Fund shareholders confidential indefinitely.

7.2. Each party hereto acknowledges that the data bases, computer programs, screen formats, report formats, interactive design techniques, and documentation manuals furnished to it by the other party hereto are the proprietary information of such other party (or, in the case of the

Transfer Agent, of the Funds) and are of a confidential nature, except to the extent that the such information is (a) proprietary information of the receiving party or its affiliates (or, in the case of the Transfer Agent, any Fund), (b) in the public domain, or (c) already in the possession of the receiving party at the time of receipt. The receiving party shall use commercially reasonable measures to prevent unauthorized persons from gaining access to, distributing, or otherwise using such proprietary information.

7.3. Each party shall use commercially reasonable measures to advise its employees of their obligations in connection with this Article.

7.4. The parties acknowledge that a breach of the provisions of this Article may cause irreparable harm for which money damages would not be adequate compensation and the parties agree that injunctive relief will be appropriate for redress of any such breach.


8.   NOTICES

     All notices and consents required or given hereunder shall be in writing and shall be deemed to have been duly given when (i) delivered to the proper party by hand, or (ii) delivered to the proper party by certified mail, return receipt requested, or by a commercial courier, or (iii) sent to the proper party by telecopier, facsimile or similar electronic means if (i) on the same day a copy also is sent by certified mail, return receipt requested, or is sent for overnight delivery by commercial courier, addressed to the proper party at its address below (or a changed address specified by it in a notice to the other party) and marked to the attention of the officer names below and (ii) such communication by telecopier, facsimile or similar electronic means is addressed to the telecopier or facsimile number provided by the other party. Each party shall keep the other party advised of the appropriate telecopier or facsimile number for receiving telecopier or facsimile notices hereunder and each party shall respond promptly by telecopier, facsimile or similar electronic means to any request of the other party for confirmation of receipt of a notice sent by any means described above. The addresses of the parties, the names and titles of the relationship managers to whose attention notices are to be marked, and the facsimile and telephone numbers for such notices for each party are set forth on APPENDIX D hereto.


9.   TERM AND TERMINATION OF AGREEMENT

9.1. The term of this Agreement shall commence on January 22, 2001, and shall continue for three (3) years thereafter, following which such term shall continue until terminated by either party by notice to the other party of not less than one hundred and twenty (120) days.

9.2. The Transfer Agent may terminate this Agreement by notice to KSvC of not less than sixty (60) days in the event that it ceases to be the transfer agent for all of the Funds; the Transfer Agent's notice of termination shall set forth a complete explanation of the termination of its appointment as transfer agent of each Fund. The Transfer Agent may amend SCHEDULE A hereto by notice to KSvC of not less than sixty (60) days to remove therefrom the name of any Fund for which it ceases to be the transfer agent; the Transfer Agent's notice of amendment shall set forth a complete explanation of the termination of its appointment as transfer agent of such Fund. Upon receipt of any such notice of amendment, the parties shall confer promptly and agree upon the fees for the Sub-Transfer Agency Services to be provided following such amendment; until the parties agree on such fees the fees shall not be changed. Such amendment procedure shall not be applicable for the termination of this Agreement by removal of the name of the last Fund remaining on such SCHEDULE A.

9.3. The Transfer Agent may terminate this Agreement by notice to KSvC of not less than sixty (60) days in the event it incurs material harm as a result of a breach of this Agreement by KSvC if KSvC fails to cure such breach within thirty
(30) days of receipt of a notice of such breach by the Transfer Agent explaining in reasonable detail the nature of the breach and the resulting harm to the Transfer Agent.

9.4. KSvC may terminate this Agreement by notice to the Transfer Agent of not less than sixty (60) days in the event that the Transfer Agent breaches its obligation to make timely payments of fees and expense reimbursements hereunder.

9.5. Upon termination of this Agreement, each party shall return to the other party all copies of confidential or proprietary materials or information received from such other party hereunder, other than materials or information required to be retained by such party under applicable laws or regulations. If termination of this Agreement is by the Transfer Agent during the first three
(3) years of the term hereof, the Transfer Agent shall pay KSvC at the time of its notice of termination a fee equal to the fees that would have been payable for the three-month period immediately following termination. In the event of any termination of this Agreement, the Transfer Agent shall reimburse KSvC for its reasonable out-of-pocket expenses incurred in the return of records and of confidential or proprietary materials or information received from the Transfer Agent hereunder and for other reasonable out-of-pocket expenses incurred by KSvC in connection with such termination and conversion to a new service provider. This provision shall survive the termination of this Agreement.


10.  LIMITATIONS ON LIABILITY

10.1. Requests for Instructions. KSvC may request instructions from the Transfer Agent at any time regarding any question or action to be taken or omitted hereunder. The Transfer Agent shall respond promptly with instructions. KSvC shall not be liable for any action taken or omitted hereunder in compliance with such instructions, so long as KSvC acts in good faith and without gross negligence or willful misconduct.

10.2. Errors or Omissions. KSvC shall at all times act in good faith and shall use its commercially reasonable efforts to ensure the accuracy, timeliness and thoroughness of services provided hereunder, but, except as otherwise provided herein, KSvC shall not be liable for losses due to errors or omissions unless such errors or omissions result from (i) its negligence, bad faith, or willful misconduct or that of its employees or agents, (ii) its failure to comply with, or to ensure that its services hereunder are consistent with, applicable federal and state laws and regulations, or (iii) its breach of a representation or warranty contained herein.


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


10.3. Force Majeure. In the event either party is unable to perform its duties and obligations hereunder because of causes reasonably beyond its control, including but not limited to fires, riots, rebellion, war, strikes, equipment or utility or transmission failure or damage reasonably beyond its control (provided that such party has taken such reasonable preventive measures as were appropriate for it to take), acts of God, or other similar causes, such party shall not be liable to the other for damages resulting from such failure to perform or otherwise from such causes.

10.4. Damages. Neither party to this Agreement shall be liable to the other party for such other party's consequential damages under any provision of this Agreement, but each party may be liable for general damages resulting from breach hereof.


11.  INDEMNIFICATION

11.1. The provisions of this Article shall survive termination of this Agreement.

11.2. The Transfer Agent shall indemnify and hold KSvC harmless from and against, any and all claims, losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:

     (a) actions of KSvC that have been properly taken pursuant hereto, so long as KSvC acts in good faith and without negligence or willful misconduct;

     (b) the Transfer Agent's negligence, willful misconduct, or lack of good faith;

     (c) the Transfer Agent's breach of any representation or warranty hereunder;

     (d) the reasonable reliance on or use by KSvC of information, records or documents furnished to it by or on behalf of the Transfer Agent or any Fund;

     (e) the reasonable reliance on or carrying out of instructions or current procedures of the Transfer Agent hereunder by KSvC, so long as KSvC acts in good faith and without negligence or willful misconduct;

     (f) the negotiation and processing of any investment check received by KSvC for the purchase of Fund shares, so long as KSvC acts in good faith and without negligence or willful misconduct; and

     (g) inadvertent transactions with unqualified persons, inadvertent transactions in restricted shares, or any other inadvertent transactions presenting questions of lawfulness, so long as KSvC employs its commercially reasonable efforts to comply with the Transfer Agent's instructions, if any, with respect to such types of transactions.

11.3. KSvC shall indemnify and hold the Transfer Agent harmless from and against any and all claims, losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liabilities arising out of or attributable to:


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


     (a) KSvC's refusal or failure to comply with the covenants or terms or conditions hereof;

     (b)  KSvC's lack of good faith, negligence or willful misconduct; and

     (c)  KSvC's breach of any representation or warranty hereunder.

11.4. In order that the foregoing indemnification provisions in this Article shall apply, upon a loss or assertion of a claim for which either party may be required to indemnify the other hereunder, the party seeking indemnification (the "Indemnitee") shall promptly notify the indemnifying party (the "Indemnitor") of such loss or assertion and shall keep the Indemnitor advised of developments concerning such loss or claim. The Indemnitor shall have the option to participate at its expense with the Indemnitee in the defense of such claim or to defend against such claim in its own name or in the name of the Indemnitee. The Indemnitee shall provide to the Indemnitor all necessary information and other reasonable assistance to permit the Indemnitor to defend or settle such claim. The Indemnitee shall in no case confess any claim or make any compromise in any case in which the Indemnitor may be required to indemnify it except with the Indemnitor's prior written consent.


12.  ASSIGNMENT AND DELEGATION

     Except as may be provided explicitly herein, neither this Agreement nor any rights hereunder may be assigned by either party without the written consent of the other party. This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns. KSvC may delegate any of the Sub-Transfer Agency Services provided hereunder, or any part of any of them, in its discretion, provided that no such delegation shall relieve KSvC of its responsibility for providing such services hereunder. KSvC shall exercise commercially reasonable judgment in the selection of service providers to which it delegates the provision of services hereunder and shall inform the Transfer Agent upon request of the identity of any such service provider.


13.  THIRD-PARTY BENEFICIARIES

     Except as may be provided explicitly herein, this Agreement shall not convey any rights to any third parties, the obligations of each party being taken on solely for the benefit of the other party.


14.  INDEPENDENCE OF PARTIES

     The parties are independent contractors hereunder and are not, and shall not hold themselves out as, partners or agents of each other, except as may be provided explicitly herein. Nothing herein shall make KSvC liable for the actions or omissions of the Transfer Agent or of third parties, including but not limited to the Postal Service.

15.  AMENDMENT

     This Agreement may be amended only by a written agreement executed by both parties.


16.  GOVERNING LAW

     This Agreement, which is executed and delivered by KSvC in the State of Illinois, shall be construed and the provisions thereof interpreted under and in accordance with the laws of the State of Illinois.


17.  NO WAIVER

     The waiver or failure of any party to exercise (or to delay exercising) in any respect any right provided for in this Agreement shall not be deemed a waiver of any further or future right hereunder.


18.  SEVERANCE

     If any provision hereof is held to be invalid, void, unlawful or unenforceable, such provision shall be severed and deleted and the remaining provisions hereof shall remain valid, binding and enforceable.


19.  ENTIRE AGREEMENT

     This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements and arrangements with respect to the subject matter hereof, whether oral or written.

20.  COUNTERPARTS

     The parties hereto may execute this Agreement on separate counterparts and all such counterparts taken together shall be deemed to constitute one and the same instrument.


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the day and year first above written, to become effective on January 22, 2001.


SCUDDER WEISEL CAPITAL SERVICES                   KEMPER SERVICE COMPANY
LLC

By: ______________________________                By: __________________________
    Name:   _________________                         Name:  William F. Glavin
    Title:   _________________                        Title: President

APPENDIX A:  THE SCUDDER WEISEL FUNDS



       FUND                                TYPE OF FUND                  RESTRICTED
                                                                            FUND

Scudder Weisel Capital        non-diversified, closed-end, management       YES
Entrepreneurs Fund            investment company (with interval
                              repurchases)

APPENDIX B:  THE SUB-TRANSFER AGENCY SERVICES


     The Sub-Transfer Agency Services shall include the following services:

(i) Receive for acceptance orders for the purchase and requests for the redemption or repurchase of the authorized and issued shares of beneficial interest of each Fund and promptly deliver appropriate documentation and, in the case of purchase orders, payment therefor to the duly authorized custodian (the "Custodian") of the proper Fund;

(ii) Effect transfers of shares by the registered owners thereof upon receipt of appropriate instructions;

(iii) Pursuant to the written instructions of shareholders, cause the reinvestment of income dividends and capital gain distributions;

(iv) Promptly after receiving monies from the Custodian with respect to any redemption or repurchase of shares, pay over or cause to be paid over such monies as instructed by the redeeming shareholders;

(v) Prepare and transmit payments for dividends and distributions declared by each Fund;

(vi) With respect to each purchase order received, and accepted by the applicable Fund, and by reference to such purchase order, cause the issuance of the proper number of shares and record the purchase of the proper number of shares in the account of the purchasing shareholder with such Fund;

(vii) With respect to each redemption or repurchase request received, and accepted by the applicable Fund, and by reference to such request, cause the redemption or repurchase of the proper number of shares and record the redemption or repurchase of the proper number of shares in the account of the appropriate shareholder with such Fund;

(viii) Prepare and transmit payments for commissions and fees to brokers and other intermediaries, as instructed;

(ix) Maintain records of account for and advise the Transfer Agent, each Fund and the shareholders as to the foregoing;

(x) Record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the Securities and Exchange Commission (the "SEC") under the 1934 Act an accurate control book and a continuous record of the total number of shares of each Fund that are issued and outstanding, such record to be available to the Transfer Agent and, with respect to the shares of that Fund, each Fund, on a regular basis;

(xi) Maintain shareholder accounts and (i) withhold federal withholding taxes and state withholding taxes applicable to retirement plans or accounts (or other state withholding taxes that may become applicable) on U.S. resident and non-resident alien and other accounts, as required under federal and state laws and regulations and in accordance with good industry practice, (ii) prepare and file U.S. Treasury Department Forms 1099 and other appropriate forms required with respect to dividends, distributions and taxes withheld, and (iii) provide shareholder account information through the DST TA2000 System and related systems;

(xii) Address and mail to shareholders communications from the Funds, including but not limited to confirmations of purchases, sales and redemptions of Fund shares, periodic statements, shareholder reports, dividend and distribution notices, and repurchase notices;

(xiii) In connection with repurchase offers, prepare shareholder lists, mail notices and certify as to the mailing of notices, and report on same;

(xiv) In connection with shareholder meetings, prepare shareholder lists, mail proxy materials and notices and certify as to the mailing of proxy materials and notices, and report on proxies voted prior to meetings, act as inspector of election at meetings and certify votes taken at meetings;

(xv) Cause the issuance of replacement certificates for share certificates said to have been lost, stolen or destroyed, as instructed, upon receipt of reasonably satisfactory indemnities or bonds (as KSvC may require) protecting KSvC, the Transfer Agent and the applicable Fund;

(xvi) Perform shareholder account maintenance updates (i) as requested in writing or by electronic transmission by a shareholder or (ii) as requested by the Transfer Agent, in either case in accordance with the reasonable policies and procedures established by the Transfer Agent hereunder;

(xvii) Provide appropriate responses to shareholders with respect to all correspondence and rejected trades, other than correspondence conveying complaints;

(xviii) Perform returned mail processing; and

(xix)   Enter NAV data supplied by agents of the Transfer Agent or the Funds.

     "As Of" Reporting. In addition, KSvC shall establish and operate an "as of" reporting system that conforms substantially to KSvC's policies and procedures for "as of" trades, as in effect from time to time.

     "Blue Sky" Data. In addition, for each Fund, KSvC shall furnish to a service provider designated by the Transfer Agent "blue sky" data in electronic format, it being understood that the Transfer Agent or each Fund will furnish to KSvC a list of those classes of transactions that are to be treated as exempt under blue sky laws for purposes of such data.

APPENDIX C:  FEES AND EXPENSES


The fee for the Sub-Transfer Agency Services under this Agreement is a percentage of the total assets of the Funds, payable monthly. The fee for each calendar month shall be computed on the basis of the total assets of the Funds as of the end of such calendar month. Stated as an annual percentage in basis point, the fee shall be as follows:


                                                     A SHARES            O SHARES

Fee in basis points (on total assets of all       5.25 basis pts      5.25 basis pts
        Funds, for each share class)


The fees are exclusive of out-of-pocket expenses.

The parties shall meet promptly after December 1 each year of the term of this Agreement to review the fees currently payable hereunder and shall consider whether any adjustment is appropriate. In such review and discussions, the parties shall keep in mind that the fees hereunder have been based on assumptions about Fund asset levels. The fees payable for each calendar year of the term hereof beginning in 2002 shall be as agreed upon through this procedure.

APPENDIX D:  ADDRESSES FOR NOTICES


For notices to KSvC:

                             Kemper Service Company
                             811 Main Street
                             Kansas City, Missouri 64105

                             Attention: William F. Glavin, President
                             Telephone: (617) 295-2034
                                   Fax: (617) 295-4678

                             with a copy to

                             Attention: Robert W. Ciarlelli, Managing Director
                             Telephone: (816) 292-6206
                                   Fax: (816) 292-6670


For notices to the Transfer Agent:

                             Scudder Weisel Service Company
                             5375 Mira Sorrento Place, Suite 700
                             San Diego, California 92121

                             Attention: Wilson Santos, Chief Customer Officer
                             Telephone: (858) 824-3801
                                   Fax: (858) 824-3600

                             with a copy to

                             Attention: Stacie DeAngelo, Manager of Fund
                                        Administration
                             Telephone: (858) 824-3784
                                   Fax: (858) 824-3600